Exhibit 10.11
TRANSITION AND SEPARATION AGREEMENT
This Transition and Separation Agreement (the “Agreement”) is entered into by and between Elizabeth Grammer (“Executive”) and Ardelyx, Inc., a Delaware corporation (the “Company”), effective as of the Effective Date set forth in Section 6(d) below, with reference to the following facts:
A.    Executive, who currently serves as the Company’s Chief Legal & Administrative Officer, has notified the Company of her intent to retire from such positions effective as of December 31, 2025 (the “Retirement Date”).
B.    At the Company’s request, Executive has agreed to serve as General Counsel for a period of time following Executive’s Retirement Date and, thereafter, as a Senior Advisor to the Company to help transition her duties and responsibilities and provide such other support as reasonably requested by the Company.
C.    Executive is party with the Company to an offer letter dated as of November 21, 2012 (the “Offer Letter”) and a Third Amended and Restated Change in Control Severance Agreement entered into as of April 29, 2025 (the “Severance Agreement”).
D.    Executive and the Company want to end their relationship amicably and also to establish the obligations of the parties including, without limitation, Executive’s service as General Counsel and Senior Advisor and all amounts due and owing to Executive.
    NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties agree as follows:
1.    Role Transition. Executive and the Company acknowledge and agree that, effective as of the Retirement Date, Executive will cease to serve as the Company’s Chief Legal and Administrative Officer and shall transition to the non-executive officer position of General Counsel until a successor is appointed or such earlier date mutually agreed between Executive and the Company (such date, the “Transition Date”) at which time Executive shall transition to the role of Senior Advisor to the Company. Executive acknowledges that Executive status as an officer of the Company and each of its subsidiaries shall terminate as of the Retirement Date. Executive agrees to execute such additional documentation as the Company determines is necessary or appropriate to effect Executive’s cessation of service as an officer, provided that any such documentation is consistent with this Agreement.
2.    Employment Period. During the period (the “Employment Period”) commencing on the Retirement Date and ending on the earliest of (i) the first anniversary of the Transition Date (the “Planned Separation Date”), (ii) the date the Company terminates Executive’s employment for Cause (as defined in the Severance Agreement) or (iii) the date Executive voluntarily resigns from her employment with the Company (such earliest date, the “Separation Date”), Executive shall remain employed by the Company. Upon the Separation Date, Executive’s employment with the Company shall terminate and Executive shall cease to constitute an employee.
(a)    Duties. Between the Retirement Date and the Transition Date, Executive shall have the duties and responsibilities normally associated with the position of General Counsel and such other duties and responsibilities as reasonably assigned by the

Company’s Chief Executive Officer. Between the Transition Date and the Separation Date, Executive shall provide transition services in Executive’s areas of expertise and have such duties and responsibilities as reasonably assigned by the Company’s Chief Executive Officer.
(b)    Salary and Benefits Continuation. During the Employment Period, Executive will continue to be paid base salary at the rate in effect on the date of this Agreement in accordance with the Company’s regular payroll procedures and be eligible for all employee benefit plans available to senior executives of the Company in accordance with their terms. All payments made to Executive during the Employment Period will be subject to required withholding taxes and authorized deductions.
(c)    Bonus. Executive will remain eligible to be paid Executive’s annual bonus for 2025, with the amount of such bonus determined consistent with other executives of the Company and paid at the same time bonuses are paid to other executives of the Company, subject to required withholding taxes. Executive will be eligible for a discretionary bonus amount under the Company’s annual bonus program with respect to the 2026 calendar year for the portion of the year Executive serves as General Counsel, with any such bonus to be paid at the same time 2026 bonuses are paid to other Company executives, and subject to required withholding taxes.
(d)    Equity Awards. During the Employment Period, Executive’s outstanding, unvested equity awards (the “Equity Awards”) shall continue to vest and, if applicable, become exercisable and the restrictions thereupon shall lapse in accordance with their original vesting schedules based on Executive’s continued services.
(e)    Protection of Information. Executive reaffirms Executive’s commitment to remain in compliance with that certain Proprietary Information and Invention Assignment Agreement entered into between Executive and the Company (the “Confidentiality Agreement”) during the Employment Period. Without limiting the foregoing, Executive acknowledges and agrees that, during the Employment Period, Executive shall not, directly or indirectly, become employed by or provide assistance to any competitor of the Company.
(f)    SEC Reporting. Executive acknowledges that to the extent required by the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Executive will have continuing obligations under Section 16(a) and 16(b) of the Exchange Act to report matching transactions, if any, in Company common stock for up to six (6) months following the Retirement Date. Executive further acknowledges that any transactions by Executive involving Company securities will remain subject to securities laws in all respects, including, without limitation, laws regarding trading on the basis of material nonpublic information.
3.    Consulting Period. In the event the Separation Date does not precede the Planned Separation Date, then during the period (the “Consulting Period”) commencing on the Separation Date and ending on the earliest of the second anniversary of the Transition Date, the date Executive terminates consulting services for any reason or the date the Company terminates the consulting services for Cause, Executive shall continue to serve the Company as a Senior Advisor as an independent contractor.

(a)    Duties. During the Consulting Period, Executive shall continue to provide transition services in Executive’s areas of expertise and such other services as are reasonably requested by the Company’s Chief Executive Officer. During the Consulting Period, Executive agrees to remain in compliance with the Confidentiality Agreement. During the Consulting Period, Executive may become an employee or consultant of any other company, provided, that Executive acknowledges and agrees that, during the Consulting Period, Executive shall not, directly or indirectly, become employed by or provide assistance to any company that is a competitor to the Company.
(b)    Consulting Fees. In exchange for the performance of services during the first nine (9) months of the Consulting Period, the Company shall pay Executive a monthly retainer for all services provided, the amount of which will be set on the or around the Separation Date and based on prevailing market rates as of such date, as mutually agreed between the Company and Executive, provided, that in no event shall the monthly retainer fee exceed Executive’s base salary as in effect as of the Separation Date.
(c)    Continued Healthcare. If Executive timely elects to receive and retain continued healthcare coverage pursuant to the provisions of Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall directly pay, or reimburse Executive for, the premium for Executive and Executive’s covered dependents from the Separation Date through the earlier of (i) the end of the Consulting Period and (ii) the date Executive and Executive’s covered dependents, if any, become eligible for healthcare coverage under another employer’s plan(s). After the Company ceases to pay premiums pursuant to the preceding sentence, Executive may, if eligible, elect to continue healthcare coverage at Executive’s expense in accordance with the provisions of COBRA. Notwithstanding the foregoing, (i) if any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the period of continuation coverage to be, exempt from the application of Section 409A of the Internal Revenue Code of 1986, as amended, (the “Code”) under Treasury Regulation Section 1.409A-1(a)(5), or (ii) the Company is otherwise unable to continue to cover Executive under its group health plans without penalty under applicable law (including without limitation, Section 2716 of the Public Health Service Act), then, in either case, an amount equal to each remaining Company subsidy shall thereafter be paid to Executive in substantially equal monthly installments. After the Company ceases to pay premiums pursuant to this Section 4(c), Executive may, if eligible, elect to continue healthcare coverage at Executive’s expense in accordance with the provisions of COBRA. Executive shall notify the Company immediately if Executive becomes covered by a group health plan of a subsequent employer.
(d)    Equity Awards. During the Consulting Period, Executive’s outstanding, unvested Equity Awards shall continue to vest and, if applicable, become exercisable and the restrictions thereupon shall lapse in accordance with their original vesting schedules, subject to Executive continuing to provide the Transition Services to the Company.
(e)    Independent Contractor Status. Executive and the Company acknowledge and agree that, during the Consulting Period, Executive shall be an independent contractor. During the Consulting Period and thereafter, Executive shall not be an agent or employee of the Company and shall not be authorized to act on behalf of the Company.

Executive agrees to indemnify and hold the Company and the other entities released herein harmless for any tax claims or penalties resulting from any failure by Executive to make required personal income and self-employment tax payments.
4.    Final Paycheck; Payment of Accrued Wages and Expenses. As soon as administratively practicable on or after the Separation Date, the Company will pay Executive all accrued but unpaid base salary and any accrued but unpaid paid time off, subject to standard payroll deductions and withholdings. The Company will also reimburse Executive for all outstanding expenses incurred prior to the Separation Date which are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company’s requirements with respect to reporting and documenting such expenses. Executive is entitled to these payments regardless of whether Executive executes this Agreement.
5.    Consideration for Release. Without admission of any liability, fact or claim, the Company hereby agrees, subject to (i) this Agreement timely becoming effective and irrevocable, (ii) Executive’s continued services through the Planned Separation Date; (iii) the delivery to the Company of a copy of the General Release of Claims attached hereto as Exhibit A (the “Release of Claims”) that is signed by Executive on or after the Separation Date and becomes effective and irrevocable within 30 days after the Separation Date, and (iv) Executive not being in material breach of Executive’s obligations under this Agreement, to pay to Executive an amount equal to one month of Executive’s base salary as in effect as of the Retirement Date, less required withholding taxes, on the first payroll date after the date the Release of Claims becomes effective and irrevocable.
6.    Executive’s Release of the Company. Executive understands that by agreeing to the release provided by this Section 6, Executive is agreeing not to sue, or otherwise file any claim against, the Company or any of its directors, officers, employees, investors or other agents for any reason whatsoever based on anything that is the subject of this release and that has occurred as of the date Executive signs this Agreement.
(a)    Released Claims. On behalf of Executive and Executive’s heirs, assigns, executors, administrators, trusts, spouse and estate, Executive hereby releases and forever discharges the “Releasees” hereunder, consisting of the Company and each of its owners, affiliates, subsidiaries, predecessors, successors, assigns, agents, directors, officers, partners, employees, and insurers, and all persons acting by, through, under or in concert with them, or any of them, of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, loss, cost or expense, of any nature whatsoever, known or unknown, fixed or contingent (hereinafter called “Claims”), which Executive now has or may hereafter have against the Releasees, or any of them, by reason of any matter, cause, or thing whatsoever from the beginning of time to the date Executive signs this Agreement, including, without limiting the generality of the foregoing, any Claims arising out of, based upon, or relating to Executive’s hire, employment, remuneration or termination by the Releasees, or any of them, Claims arising under federal, state, or local laws relating to employment, Claims of any kind that may be brought in any court or administrative agency, including any Claims arising under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. §  2000, et seq.; Americans with Disabilities Act, as amended, 42 U.S.C. § 12101 et seq.; the Rehabilitation Act of 1973, as

amended, 29 U.S.C. § 701 et seq.; the Age Discrimination in Employment Act (“ADEA”), as amended, 29 U.S.C. § 621, et seq.; Civil Rights Act of 1866, and Civil Rights Act of 1991; 42 U.S.C. § 1981, et seq.; Equal Pay Act, as amended, 29 U.S.C. § 206(d); regulations of the Office of Federal Contract Compliance, 41 C.F.R. Section 60, et seq.; the Family and Medical Leave Act, as amended, 29 U.S.C. § 2601 et seq.; the Fair Labor Standards Act of 1938, as amended, 29 U.S.C. § 201 et seq.; the Employee Retirement Income Security Act, as amended, 29 U.S.C. § 1001 et seq.; the Worker Adjustment and Retraining Notification Act, as amended, 29 U.S.C.  § 2101 et seq.; the Massachusetts Fair Employment Practices Act., the Massachusetts Civil Rights Act, the Massachusetts Equal Rights Act, the Massachusetts Equal Pay Act, the Massachusetts Labor and Industries Act, Massachusetts Right of Privacy law), the Massachusetts Parental Leave Act, the Massachusetts Small Necessities Leave Act and any other federal, state or local laws of similar effect; the employment and civil rights laws of Massachusetts; Claims for breach of implied or express contract; Claims arising in tort, including, without limitation, Claims of wrongful dismissal or discharge, discrimination, harassment, retaliation, fraud, misrepresentation, defamation, libel, slander, infliction of emotional distress, violation of public policy, and/or breach of the implied covenant of good faith and fair dealing; and Claims for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees.
(b)    Unreleased Claims. Notwithstanding the generality of the foregoing, Executive does not release the following claims (the “Unreleased Claims”):
(i)    Claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law;
(ii)    Claims for workers’ compensation insurance benefits under the terms of any worker’s compensation insurance policy or fund of the Company;
(iii)    Claims to continued participation in certain of the Company’s group benefit plans pursuant to the terms and conditions of COBRA;
(iv)    Claims to accrued but unpaid base salary, accrued but unpaid paid time off or any benefit entitlements vested as of the date Executive signs this Agreement, pursuant to written terms of any Company or affiliate employee benefit plan, program, or policy, including to vested stock options;
(v)    Claims for indemnification under any indemnification agreement, the Company’s bylaws or other organizational documents, applicable directors’ and officers’ insurance coverage, or any applicable law;
(vi)    Claims for rights that cannot be waived as a matter of law;
(vii)    Executive’s right to enforce the terms of this Agreement; and
(viii)    Executive’s right to bring to the attention of the Equal Employment Opportunity Commission claims of discrimination; provided, however, that Executive does release Executive’s right to secure any damages for alleged discriminatory treatment.

(c)    ADEA/OWBPA Waiver and Acknowledgement. Executive understands that the release set forth in Section 6 includes a release of claims Executive may have under the ADEA against any of the Releasees that may have existed on or prior to the date upon which Executive executes this Agreement. Executive understands that the ADEA is a federal statute that prohibits discrimination on the basis of age. Executive wishes to waive any and all claims under the ADEA that Executive may have against any of the Releasees as of the date upon which Executive executes this Agreement and hereby waives such claims. Executive understands that claims under the ADEA that may arise after the date on which Executive executes this Agreement are not waived. Executive acknowledges that Executive is receiving consideration to which Executive is not already entitled for the waiver of any and all claims under the ADEA. Executive is herein advised to consult with an attorney prior to signing this Agreement. In accordance with the Older Workers Benefit Protection Act of 1990, Executive has been advised of the following:
(i)    Executive should consult with an attorney before signing this Agreement;
(ii)    Executive has been given at least twenty-one (21) days after the date on which Executive received a copy of this Agreement to consider this Agreement (the “Review Period”); and
(iii)    Executive has seven (7) days after signing this Agreement to revoke it (the “Revocation Period”). If Executive wishes to revoke this Agreement, Executive must deliver notice of Executive’s revocation in writing, no later than 11:59 p.m. PT on the 7th day following Executive’s execution of this Agreement to James Brady at jbrady@ardelyx.com. Executive understands that if Executive revokes this Agreement, it will be null and void in its entirety, and Executive will not be entitled to any payments or benefits provided in this Agreement that are not otherwise required by applicable law.
(d)    Executive has been advised that this Agreement will not become effective or enforceable until after a timely signed Agreement has been timely delivered to the Company and the Revocation Period has expired with no revocation. If Executive does not revoke acceptance within the Revocation Period, Executive’s acceptance of this Agreement shall become binding and enforceable on the eighth day after Executive timely signs this Agreement (the “Effective Date”).
7.    Non-Disparagement, Transition and Return of Company Property.
(a)    Mutual Non-Disparagement. Executive agrees that Executive shall not disparage, criticize or defame the Company, its affiliates and their respective affiliates, directors, officers, agents, partners, stockholders, employees, products, services, technology or business, either publicly or privately. The Company agrees that it shall not, and shall instruct its officers and directors to not, disparage, criticize or defame Executive. Nothing in this Section 7(a) shall have application to any evidence or testimony required by any court, arbitrator or government agency.

(b)    Transition. Each of the Company and Executive shall use their respective reasonable efforts to cooperate with each other in good faith to facilitate a smooth transition of Executive’s duties to other executive(s) of the Company.
(c)    Return of Company Property. On or before the end of the Consulting Period, Executive shall turn over to the Company all files, memoranda, records, and other documents, and any other physical or personal property which are the property of the Company and which Executive had in Executive’s possession, custody or control at the time Executive signed this Agreement.
8.    Termination of Agreement. Executive and the Company agree that this fixed-term Agreement will continue through the second anniversary of the Transition Date and may only be terminated prior by the Company for Cause. In the event the Company terminates this Agreement prior to the second anniversary of the Transition Date for any reason other than Cause, then Executive shall be entitled to liquidated damages in an amount equal to the remaining contractual payments due hereunder through the second anniversary of the Transition Date, including the acceleration of the vesting of Equity Awards that would have vested as of the second anniversary of the Transition Date, provided, that the payment of liquidated damages pursuant to this Section 8 shall be conditioned on Executive’s delivery to the Company of a release of claims consistent with Section 6 of this Agreement that becomes effective and irrevocable within 30 days following such termination. In the event that the Agreement is terminated by the Company without Cause before the retainer rate is set under Section 3(b), for purposes of calculating liquidated damages, the retainer rate shall be half of the Executive’s base salary in effective during the Employment Period.
9.    Executive Representations. Executive warrants and represents that (a) Executive has not filed or authorized the filing of any complaints, charges or lawsuits against the Company or any affiliate of the Company with any governmental agency or court, and that if, unbeknownst to Executive, such a complaint, charge or lawsuit has been filed on Executive’s behalf, Executive will immediately cause it to be withdrawn and dismissed, (b) Executive has been paid all compensation, wages, bonuses, commissions, and/or benefits to which Executive may be entitled and no other compensation, wages, bonuses, commissions and/or benefits are due to Executive, except as provided in this Agreement, (c) Executive has no known workplace injuries or occupational diseases and has been provided and/or has not been denied any leave requested under the Family and Medical Leave Act or any similar state law, (d) the execution, delivery and performance of this Agreement by Executive does not and will not conflict with, breach, violate or cause a default under any agreement, contract or instrument to which Executive is a party or any judgment, order or decree to which Executive is subject, and (e) Executive is not aware of any violations of the Company’s anti-harassment or anti-discrimination policies that Executive has not already disclosed to the Company pursuant to the Company’s internal reporting procedure, (f) Executive will maintain, not disclose and not use any confidential and proprietary information of the Company or any of its affiliates that was in Executive’s possession or control as a result of Executive’s employment or engagement by the Company or any of its affiliates, provided, however, such confidentiality obligations shall cease to exist for any information that becomes publicly available without a breach of this Agreement or any other agreement or obligation to the Company or any of its affiliates, (g) Executive acknowledges that Executive has carefully read and fully understands all of the provisions of this Agreement and that Executive is voluntarily and knowingly entering into this Agreement, and (h) upon the execution and delivery of this Agreement by the Company and

Executive, this Agreement will be a valid and binding obligation of Executive, enforceable in accordance with its terms.
10.    No Assignment by Executive. Executive warrants and represents that no portion of any of the matters released herein, and no portion of any recovery or settlement to which Executive might be entitled, has been assigned or transferred to any other person, firm or corporation not a party to this Agreement, in any manner, including by way of subrogation or operation of law or otherwise. If any claim, action, demand or suit should be made or instituted against the Company or any other Releasee because of any actual assignment, subrogation or transfer by Executive, Executive agrees to indemnify and hold harmless the Company and all other Releasees against such claim, action, suit or demand, including necessary expenses of investigation, attorneys’ fees and costs. In the event of Executive’s death, this Agreement shall inure to the benefit of Executive and Executive’s executors, administrators, heirs, distributees, devisees, and legatees. None of Executive’s rights or obligations may be assigned or transferred by Executive, other than Executive’s rights to payments hereunder, which may be transferred only upon Executive’s death by will or operation of law.
11.    Governing Law. This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the Commonwealth of Massachusetts or, where applicable, United States federal law, in each case, without regard to any conflicts of laws provisions or those of any other state or commonwealth.
12.    Dispute Resolution. Except as excluded herein below, any controversy, dispute or claim arising out of or relating to this Agreement, or breach thereof, or Executive’s employment with or termination of employment from the Company (each, a “Covered Claim”) shall be resolved by final and binding arbitration administered by JAMS. The arbitration shall be conducted by a single, neutral arbitrator, pursuant to JAMS’s Employment Arbitration Rules & Procedures, available at https://www.jamsadr.com/rules-employment-arbitration/English, as in effect at the time of the initiation of arbitration, which the Company will provide to Executive upon reasonable request, in the county in which Executive currently works or last worked for the Company. Notwithstanding anything in this Agreement to the contrary, the arbitration provisions of this Agreement shall be governed by and enforceable pursuant to the Federal Arbitration Act, and, in all other respects, the arbitrator shall apply the substantive laws of California or applicable Federal law, with the same statutes of limitation and available remedies that would apply if the claims were brought in a court of law of competent jurisdiction. The costs unique to arbitration, including the arbitration administrative fees, arbitrator compensation and expenses, and any costs of any witnesses call by the arbitrator, that would not be incurred in a court proceeding shall be borne by the Company. Unless otherwise ordered by the arbitrator under applicable law, the Company and Executive shall each bear its, their, his, or her own expenses, such as expert witness fees, filing fees, and attorneys’ fees and costs. Nothing herein shall prevent the Company or Executive from seeking a statutory award of reasonable attorneys’ fees and costs under applicable law. THE COMPANY AND EXECUTIVE RECOGNIZE THAT, BY AGREEING TO ARBITRATE THEIR DISPUTES, EACH WAIVE ITS, THEIR, HIS, OR HER RIGHT TO A TRIAL BY JURY OF ANY COVERED CLAIM. THE COMPANY AND EXECUTIVE WAIVE ITS, THEIR, HIS, OR HER RIGHT TO BRING ANY COVERED CLAIM AS PART OF OR IN CONNECTION WITH A CLASS OR COLLECTIVE ACTION. Notwithstanding the foregoing, this section shall not preclude either party from seeking a temporary restraining order or a preliminary injunction from a court of competent jurisdiction if such relief is not available in a timely fashion through arbitration. Further, this arbitration agreement shall not apply to: (a) claims for unemployment and workers’ compensation benefits; (b) sexual harassment and sexual assault disputes arising under federal, state, local, or tribal law, unless Executive elects to arbitrate such disputes; (c) claims arising under the National Labor Relations Act or which are brought before the National Labor Relations Board; (d) claims brought before the Equal Employment Opportunity Commission or similar state or local agency, if Executive is required to exhaust Executive’s administrative remedies; provided, that any appeal from an award or denial of an award by any such agency or any further action upon receipt of a right-to-sue letter shall be arbitrated pursuant to the terms of this Agreement; and (e) any other claim, which by law cannot be subject to mandatory arbitration.
13.    Miscellaneous. This Agreement, collectively with the Confidentiality Agreement, any indemnification agreement between Executive and the Company and any agreements evidencing Executive’s Equity Awards, comprises the entire agreement between the parties with regard to the subject matter hereof and supersedes, in their entirety, any other agreements between Executive and the Company with regard to the subject matter hereof, including, without limitation, the Offer Letter and Severance Agreement. Executive acknowledges that there are no other agreements, written, oral or implied, and that Executive may not rely on any prior negotiations, discussions, representations or agreements. This Agreement may be modified only in writing, and such writing must be signed by both parties and recited that it is intended to modify this Agreement. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.
14.    Company Assignment and Successors. The Company shall assign its rights and obligations under this Agreement to any successor to all or substantially all of the business or the assets of the Company (by merger or otherwise). This Agreement shall be binding upon and inure to the benefit of the Company and its successors, assigns, personnel and legal representatives.
15.    Section 409A.
(a)    Exempt from Section 409A. It is intended that payments and benefits under this Agreement comply with, or be exempt from, the provisions of Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the date of this Agreement (“Section 409A”). This Agreement will be interpreted and administered in a manner consistent with this intent. Each payment and each provision of benefits described in this Agreement will be considered a separate payment and not one of a series of payments for purposes of Section 409A. In no event will any payment under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Section 409A be subject to offset by any other amount unless otherwise permitted by Section 409A.
(b)    Specific Exemptions. If any reimbursements or in-kind benefits provided by the Company or any Releasee pursuant to this Agreement would constitute “nonqualified deferred compensation” for purposes of Section 409A, such reimbursements or in- kind benefits will be subject to the following rules: (A) the amounts to be reimbursed, or the in-kind benefits to be provided, will be determined pursuant to the terms of the applicable benefit plan, policy or agreement and will be limited to Executive’s lifetime and the lifetime of Executive’s eligible dependents; (B) the amounts eligible for reimbursement, or the in-kind benefits provided, during any calendar year may not affect the expenses eligible for reimbursement, or the in-kind benefits provided, in any other calendar year; (C) any reimbursement of an eligible expense will be made on or before the last day of the calendar year following the calendar year in which the expense was incurred; (D) Executive’s right to an in-kind benefit or reimbursement is not subject to liquidation or exchange for cash or another benefit and (E) if Executive is a “specified employee” within the meaning of Section 409A, no payments of any of such severance or other benefit shall be made for six (6) months plus one (1) day after the “separation from service,” or, if earlier, upon Executive’s death (the “New Payment Date”).  The aggregate of any such payments that would have otherwise been paid during the period between the “separation from service” and the New Payment Date shall be paid to Executive in a lump sum on the New Payment Date.
16.    Taxes. Executive understands and agrees that all payments under this Agreement will be subject to appropriate tax withholding and other deductions. To the extent any taxes may be payable by Executive for the benefits provided to Executive by this Agreement beyond those withheld by the Company, Executive agrees to pay them.
17.    Maintaining Confidential Information. Nothing in this Agreement or the Confidentiality Agreement will be construed to prohibit Executive from (i) pursuing unemployment or workers compensation benefits; (ii) filing a charge or complaint with the Equal Employment Opportunity Commission (“EEOC”), the National Labor Relations Board (“NLRB”), or any similar state government agency or commission, provided, however, Executive releases and waives Executive’s right to receive damages or other relief in connection with any such matter to the maximum extent permitted by applicable law; (iii) communicating with, cooperating with, or reporting wrongdoing to the Securities and Exchange Commission (“SEC”), the Financial Industry Regulatory Authority, the EEOC, the NLRB, the Occupational Safety and Health Administration, the Commodity Futures Trading Commission, the Department of Justice (“DOJ”), or any other federal, state or local government agency or commission (collectively, “Government Agencies”), or otherwise participating in any investigation or proceeding that may be conducted by a Government Agency, including providing documents or other information, without notice to the Company; (iv) receiving a reward for information provided to the SEC, the DOJ or any other Government Agency; (v) exercising any rights Executive may have under Section 7 of the U.S. National Labor Relations Act; (vi) testifying pursuant to a court order, subpoena, or written request from an administrative agency or legislature; (vii) discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination based on a protected characteristic or any other conduct that Executive has reason to believe is unlawful; or (viii) engaging in any other protected conduct or filing claims that cannot be waived by applicable law. Furthermore, in accordance with 18 U.S.C. § 1833, notwithstanding anything to the contrary in the Confidentiality Agreement or this Agreement: (i) Executive shall not be in breach of the Confidentiality Agreement or this Agreement, and shall not be held criminally or civilly liable under any federal or state trade secret law, (x) for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (y) for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (ii) if Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney, and may use the trade secret information in the court proceeding, if Executive files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.
18.    Executive’s Cooperation.  After the end of the Consulting Period, Executive shall cooperate with the Company and its affiliates, upon the Company’s reasonable request, with respect to any internal investigation or administrative, regulatory or judicial proceeding involving matters within the scope of Executive’s duties and responsibilities to the Company or its affiliates during Executive’s employment with the Company (including, without limitation, Executive being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s reasonable request to give testimony without requiring service of a subpoena or other legal process, and turning over to the Company all relevant Company documents which are or may have come into Executive’s possession during Executive’s employment); provided, however, that (i) any such request by the Company shall not be unduly burdensome or interfere with Executive’s personal schedule or ability to engage in gainful employment and (ii) this provision shall not apply to any such investigation or proceeding that arises out of or relates to a dispute between Executive and the Company and/or any of its affiliates or if Executive’s reasonable interests are adverse to the Company or its affiliates in any such investigation or proceeding.
(Signature page(s) follow)

IN WITNESS WHEREOF, the undersigned have caused this Transition and Separation Agreement to be duly executed and delivered as of the date indicated next to their respective signatures below.

DATED: 12/17/2025	/s/ Elizabeth Grammer
Elizabeth Grammer

ARDELYX, INC.

DATED: 12/16/2025	By: /s/ Mike Raab
Name: Mike Raab
Title: Chief Executive Officer

EXHIBIT A
GENERAL RELEASE OF CLAIMS
    This General Release of Claims (“Release”) is entered into as of _________________, 2027, between Elizabeth Grammer (“Executive”) and Ardelyx, Inc., a Delaware corporation (the “Company”), effective as of the eighth (8th) day after the date of Executive’s signature hereto.
1.    Executive’s Release of the Company. Executive understands that by agreeing to this Release, Executive is agreeing not to sue, or otherwise file any claim against, the Company or any of its directors, officers, employees, investors or other agents for any reason whatsoever based on anything that is the subject of this Release and that has occurred as of the date Executive signs this Release.
(a)    On behalf of Executive and Executive’s heirs, assigns, executors, administrators, trusts, spouse and estate, Executive hereby releases and forever discharges the “Releasees” hereunder, consisting of the Company and each of its owners, affiliates, subsidiaries, predecessors, successors, assigns, agents, directors, officers, partners, employees, and insurers, and all persons acting by, through, under or in concert with them, or any of them, of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, loss, cost or expense, of any nature whatsoever, known or unknown, fixed or contingent (hereinafter called “Claims”), which Executive now has or may hereafter have against the Releasees, or any of them, by reason of any matter, cause, or thing whatsoever from the beginning of time to the date hereof, including, without limiting the generality of the foregoing, any Claims arising out of, based upon, or relating to Executive’s hire, employment, remuneration or termination by the Releasees, or any of them, Claims arising under federal, state, or local laws relating to employment, Claims of any kind that may be brought in any court or administrative agency, including any Claims arising under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. §  2000, et seq.; Americans with Disabilities Act, as amended, 42 U.S.C. § 12101 et seq.; the Rehabilitation Act of 1973, as amended, 29 U.S.C. § 701 et seq.; the Age Discrimination in Employment Act, as amended, 29 U.S.C. § 621, et seq.; Civil Rights Act of 1866, and Civil Rights Act of 1991; 42 U.S.C. § 1981, et seq.; Equal Pay Act, as amended, 29 U.S.C. § 206(d); regulations of the Office of Federal Contract Compliance, 41 C.F.R. Section 60, et seq.; the Family and Medical Leave Act, as amended, 29 U.S.C. § 2601 et seq.; the Fair Labor Standards Act of 1938, as amended, 29 U.S.C. § 201 et seq.; the Employee Retirement Income Security Act, as amended, 29 U.S.C. § 1001 et seq.; the Worker Adjustment and Retraining Notification Act, as amended, 29 U.S.C.  § 2101 et seq.; the Massachusetts Fair Employment Practices Act., the Massachusetts Civil Rights Act, the Massachusetts Equal Rights Act, the Massachusetts Equal Pay Act, the Massachusetts Labor and Industries Act, Massachusetts Right of Privacy law), the Massachusetts Parental Leave Act, the Massachusetts Small Necessities Leave Act and any other federal, state or local laws of similar effect; the employment and civil rights laws of Massachusetts; Claims for breach of implied or express contract; Claims arising in tort, including, without limitation, Claims of wrongful dismissal or discharge, discrimination, harassment, retaliation, fraud, misrepresentation, defamation, libel, slander, infliction of emotional distress, violation of public policy, and/or breach of the implied covenant of good faith and fair dealing; and Claims for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees.

(b)    Notwithstanding the generality of the foregoing, Executive does not release the following claims:
(i)    Claims to enforce Executive’s rights under the Transition and Separation Agreement entered into between the Company and Executive on [________], 2025 (the “Transition and Separation Agreement”).
(ii)    Claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law;
(iii)    Claims for workers’ compensation insurance benefits under the terms of any worker’s compensation insurance policy or fund of the Company;
(iv)    Claims to continued participation in certain of the Company’s group benefit plans pursuant to the terms and conditions of COBRA;
(v)    Claims to accrued but unpaid base salary, accrued but unpaid paid time off or any benefit entitlements vested as the date of Executive’s employment termination, pursuant to written terms of any Company or affiliate employee benefit plan, program or policy, including to vested stock options;
(vi)    Claims for indemnification under any indemnification agreement, the Company’s Bylaws or other organizational documents, applicable directors’ and officers’ insurance coverage, or any other applicable law;
(vii)    Executive’s right to enforce the terms of this Agreement; and
(viii)    Executive’s right to bring to the attention of the Equal Employment Opportunity Commission claims of discrimination; provided, however, that Executive does release Executive’s right to secure any damages for alleged discriminatory treatment.
(c)    Acknowledgement. In accordance with the Older Workers Benefit Protection Act of 1990, Executive has been advised of the following:
(i)    Executive should consult with an attorney before signing this Agreement;
(ii)    Executive has been given at least twenty-one (21) days to consider this Agreement;
(iii)    Executive has seven (7) days after signing this Agreement to revoke it. If Executive wishes to revoke this Agreement, Executive must deliver notice of Executive’s revocation in writing, no later than 5:00 p.m. on the 7th day following Executive’s execution of this Release to [__________], email: [__________@_______]. Executive understands that if Executive revokes this Release, it will be null and void in its entirety, and Executive will not be entitled to any payments or benefits provided in the Transition and Separation Agreement, other than as provided in Section 3 thereof.
2.    Executive Representations. Executive warrants and represents that (a) Executive has not filed or authorized the filing of any complaints, charges or lawsuits against the Company or any of its affiliates with any governmental agency or court, and that if, unbeknownst to Executive, such a complaint, charge or lawsuit has been filed on Executive’s behalf, Executive will immediately cause it to be withdrawn and dismissed, (b) Executive has been paid all compensation, wages, bonuses, commissions, and/or benefits to which Executive may be entitled and no other compensation, wages, bonuses, commissions and/or benefits are due to Executive, except as provided in Sections 5 of the Transition and Separation Agreement, (c) Executive has no known workplace injuries or occupational diseases and has been provided and/or has not been denied any leave requested under the Family and Medical Leave Act or any similar state law, (d) the execution, delivery and performance of this Release by Executive does not and will not conflict with, breach, violate or cause a default under any agreement, contract or instrument to which Executive is a party or any judgment, order or decree to which Executive is subject, and (e) upon the execution and delivery of this Release by the Company and Executive, this Release will be a valid and binding obligation of Executive, enforceable in accordance with its terms.
3.    Maintaining Confidential Information. Executive reaffirms Executive’s obligations under the Confidential Information Agreement (as defined in the Transition and Separation Agreement). Executive acknowledges and agrees that the payments and benefits provided in Section 4 of the Transition and Separation Agreement shall be subject to Executive’s continued compliance with Executive’s obligations under the Confidential Information Agreement.
4.    Cooperation With the Company. Executive reaffirms Executive’s obligations to cooperate with the Company pursuant to Section 14 of the Transition and Separation Agreement.
5.    Severability. The provisions of this Release are severable. If any provision is held to be invalid or unenforceable, it shall not affect the validity or enforceability of any other provision.
6.    Choice of Law. This Release shall in all respects be governed and construed in accordance with the laws of the Commonwealth of Massachusetts, including all matters of construction, validity and performance, without regard to conflicts of law principles.
7.    Integration Clause. This Release and the Transition and Separation Agreement contain the Parties’ entire agreement with regard to the transition and separation of Executive’s employment, and supersede and replace any prior agreements as to those matters, whether oral or written. This Release may not be changed or modified, in whole or in part, except by an instrument in writing signed by Executive and the Chief Executive Officer of the Company.
8.    Execution in Counterparts. This Release may be executed in counterparts with the same force and effectiveness as though executed in a single document. Facsimile signatures shall have the same force and effectiveness as original signatures.
9.    Intent to be Bound. The Parties have carefully read this Release in its entirety; fully understand and agree to its terms and provisions; and intend and agree that it is final and binding on all Parties.
(Signature page(s) follow)

IN WITNESS WHEREOF, the undersigned have caused this General Release of Claims to be duly executed and delivered as of the date indicated next to their respective signatures below.

DATED: ________________
Elizabeth Grammer

ARDELYX, INC.
DATED: ________________	By:
Name:
Title: